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TO:        Directors and Executive Officers of BHA Group Holdings, Inc.

FROM:      Scott Blair, Corporate Counsel

DATE:      October 28, 2003

RE: Notice of Blackout Period Restriction on Trading BHA Group Holdings, Inc. Stock


The BHA Group Holdings, Inc. 401(k) Profit Sharing Plan (the "Plan") will be entering a blackout period (the "Blackout Period") in order to transition the investment, trustee and recordkeeping services from US Bank to New York Life Investment Management LLC. During the Blackout Period, Plan participants will be subject to restrictions on executing transactions in their Plan accounts, including changing how contributions are invested, receiving distributions or loans and transferring balances among Plan funds. The Plan provider notified participants of the Blackout Period by written notice delivered by first class mail.

The Blackout Period will begin at 4:00 p.m. (Eastern Time) on December 5, 2003 and is currently expected to end the week of January 12, 2004. You may call BHA Group Holdings, Inc. Human Resources Department at (816) 356-8400 to confirm the actual ending date for the Blackout Period. You will receive notice if the Blackout Period is extended for any reason.

This notice is provided to you pursuant to Rule 104 of Regulation BTR and
Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, Directors and Executive Officers may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of the Company during the Blackout Period. Accordingly, you may not engage in such transactions in Company stock during such period of time.

If you have any questions about this Blackout Period, please contact me at (816) 356-8400, 8800 East 63rd Street, Kansas City, Missouri 64133.